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EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS'


We consent to the incorporation by reference in this registration statement on
Form S-8 (File No.  333-     ) of DIDAX INC., of our report dated February 18,
1998, on our audits of the consolidated financial statements of DIDAX INC. and Subsidiary which report is included in the Annual Report on Form 10-KSB; and our report dated January 30, 1997, on our audits of the combined financial statements of DIDAX ON-LINE, L.C. and Affiliate, which report is included in the registration statement of DIDAX INC. on Form SB-2 (File No. 333-25937); and our report dated June 19, 1998, on our audits of the consolidated financial statements of DIDAX INC. and Subsidiary which report is included in the Post Effective Amendment No.1 of Form SB-2 (File No. 333-25937).


Hoffman, Morrison & Fitzgerald, P.C.
McLean, Virginia
December 16, 1998





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